As filed with the Securities and Exchange Commission on December 21, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Address, including zip code, of registrant’s principal executive offices)

PacifiCare Health Systems, Inc. 1996 Stock Option Plan for Officers and Key Employees

PacifiCare Health Systems, Inc. 1996 Non-Officer Directors Stock Plan

PacifiCare Health Systems, Inc. Amended 1997 Premium Priced Stock Option Plan

PacifiCare Health Systems, Inc. 2000 Employee Plan

PacifiCare Health Systems, Inc. 2000 Non-Employee Directors Stock Option Plan

PacifiCare Health Systems, Inc. 2005 Equity Incentive Plan

(Full title of the plan)

David J. Lubben, Esq. General Counsel and Secretary UnitedHealth Group Incorporated UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343 (952) 936-1300	Copy to: Jonathan B. Abram, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402 (612) 340-2600

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock ($.01 par value per share)	10,864,668	$15.58	$169,271,528	$18,113

(1)	The number of shares being registered represents the number of shares of UnitedHealth Group Incorporated issuable under each of the following plans: PacifiCare Health Systems, Inc. 1996 Stock Option Plan for Officers and Key Employees (7,233,550 shares); PacifiCare Health Systems, Inc. 1996 Non-Officer Directors Stock Plan (552,355 shares); PacifiCare Health Systems, Inc. Amended 1997 Premium Priced Stock Option Plan (361,903 shares); PacifiCare Health Systems, Inc. 2000 Employee Plan (2,423,744 shares); PacifiCare Health Systems, Inc. 2000 Non-Employee Directors Stock Option Plan (190,341 shares) and PacifiCare Health Systems, Inc. 2005 Equity Incentive Plan (102,775 shares) (collectively, the “Plans”).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plans.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the weighted average exercise price for 10,864,668 options granted in connection with the assumption of options outstanding under the PacifiCare Health Systems, Inc. Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by UnitedHealth Group Incorporated (hereinafter “we,” “us” or “UNH”), are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c)	Our Current Reports on Form 8-K filed on February 7, 2005, March 7, 2005, May 27, 2005, July 12, 2005 and November 9, 2005;

(d)	The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Secretary of the Registrant at its principal offices, 9900 Bren Road East, Minnetonka, Minnesota, telephone (952) 936-1300.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that officer or director against judgments, penalties, fines, settlements and reasonable expenses if that person:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the corporation or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article 8 of our Second Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to UNH or our shareholders for monetary damages for breach of fiduciary duty as a director.

Section 9.01 of our Second Amended and Restated Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers UNH for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Articles of Amendment to Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Current Report on Form 8-K filed on May 27, 2005)

4.2	Articles of Amendment to the Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.3	Articles of Merger amending the Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 1999)

4.4	Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 1995)

4.5	Second Amended and Restated Bylaws of UNH (incorporated by reference to Exhibit 3(d) to UNH’s Annual Report on Form 10-K for the year ended December 31, 2002)

5.1	Opinion of David J. Lubben, General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued.

15.1	Letter Regarding Unaudited Financial Information of Deloitte & Touche LLP.

23.1	Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP.

23.2	Consent of David J. Lubben, General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on the 21st day of December, 2005.

UNITEDHEALTH GROUP INCORPORATED

By	/s/ David J. Lubben
David J. Lubben
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of December, 2005.

Signature	Title
/s/ William W. McGuire, M.D. William W. McGuire, M.D.	Chairman and Chief Executive Officer (principal executive officer)

/s/ Patrick J. Erlandson Patrick J. Erlandson	Chief Financial Officer (principal financial and accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Stephen J. Hemsley	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* Donna E. Shalala	Director

* William G. Spears	Director

* Gail R. Wilensky	Director

*	By:	/s/ David J. Lubben
David J. Lubben
As Attorney-in-Fact

EXHIBIT INDEX

4.1	Articles of Amendment to Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Current Report on Form 8-K filed on May 27, 2005)

4.2	Articles of Amendment to the Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.3	Articles of Merger amending the Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 1999)

4.4	Second Restated Articles of Incorporation of UNH (incorporated by reference to Exhibit 3(a) to UNH’s Annual Report on Form 10-K for the year ended December 31, 1995)

4.5	Second Amended and Restated Bylaws of UNH (incorporated by reference to Exhibit 3(d) to UNH’s Annual Report on Form 10-K for the year ended December 31, 2002)

5.1	Opinion of David J. Lubben, General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued.

15.1	Letter Regarding Unaudited Financial Information of Deloitte & Touche LLP.

23.1	Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP.

23.2	Consent of David J. Lubben, General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.